Exhibit 10.37

November 8, 2018

Anne Flaig

401 Harrison St. Apt # 30e

San Francisco, CA 94105

Dear Anne:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Everspin Technologies, Inc. (the “Company”) is offering to you.

1.         SEPARATION. Your employment termination date will be December 31, 2018 (the “Separation Date”), though you will not be expected to perform duties after November 16, 2018 at the latest, except to make yourself reasonably available to answer inquiries regarding the transition of your duties prior to the Separation Date as requested by the Company.

2.         ACCRUED SALARY. On the Separation Date, the Company will pay you all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings.

3.         SEVERANCE BENEFITS. If you timely sign this Agreement, allow it to become effective, and remain in compliance with your legal and contractual obligations to the Company, then the Company will deem your termination from the Company to be a termination without Cause, as defined in your Executive Employment Agreement with the Company dated April 26, 2014 (the “Employment Agreement”), and provide you with the following severance benefits in accordance with the terms of the Employment Agreement:

a.         Cash Severance. The Company will pay you six (6) months of your base salary (for a total of $137,500.00), which will be paid (less deductions and withholdings) over the course of six (6) months following the Separation Date in accordance with the Company’s regular payroll schedule; provided, however, that no payments will be made to you before March 1, 2019 (the “Payment Start Date”).  On the Payment Start Date, the Company will pay you a lump sum of $45,833.33 which is equivalent to the salary continuation payments that you would have received from the Separation Date until the Payment Start Date had the Company begun making payments under this paragraph on the Separation Date.

b.         Lump Sum Payment. Within ten (10) days after your Separation Date (as defined above), the Company will pay you a one-time $50,000.00 severance payment, less deductions and withholdings.

c.          Bonus. Within ten (10) days after your Separation Date (as defined above), the Company will pay you your remaining 2018 quarterly bonus, in the amount of $17,181.50 less deductions and withholdings.

d.         Key Sales Objective Payment. Within ten (10) days after your Separation Date (as defined above), the Company will pay you $39,187.50 which represents your full KSO target for the period of October through December 2018.

e.          Paid COBRA. Provided that you timely elect continued coverage under COBRA, then the Company shall reimburse you for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period starting on the Separation Date and ending on June 14th, 2019. You must timely pay your premiums, and then provide the Company with proof of same to obtain reimbursement for your COBRA premiums under this Section 3.d.

f.          Accelerated Vesting. During your employment, you were granted certain equity interests (the “Awards”). The Company will accelerate the vesting of the Awards such that, as of the Separation Date, you will be deemed vested in those Awards that would have vested in the six (6) months following the Separation Date had you remained employed.

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4.         OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date. You further expressly acknowledge and agree that the severance benefits being provided to you under this Agreement are in full satisfaction of any severance benefits you are eligible to receive under the Employment Agreement.

5.         EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6.         RETURN OF COMPANY PROPERTY. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

7.         PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A.

8.         MUTUAL NON-DISPARAGEMENT. You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation or personal reputation; and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. In response to inquiries from potential future employers, Company will only confirm your dates of employment and position held. Nothing herein is intended to prevent you from responding accurately to interview questions with potential future employers under the condition that it does not violate your proprietary information obligation.

9.         NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

10.       RELEASE OF CLAIMS. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown occurring at any time prior to and including the date you sign this Agreement, that arise out of or are in any way related to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”) the Arizona Wage Act, the Arizona Employment Protection Act, the Arizona Civil Rights Act, the Arizona Revised Statutes, the Arizona Administrative Rules, the Texas Human Rights Act and the Texas Labor Code. Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers’ liability insurance. Also, excluded from this Agreement are any claims that cannot be waived by law.

11.       ADEA RELEASE. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

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12.       PROTECTED RIGHTS. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

13.       REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

14.       MISCELLANEOUS. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Arizona without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

Sincerely,

By:	/s/ Jim Everett
Jim Everett
Vice President of Global Human Resources

Exhibit A –  Employee Proprietary Information and Inventions Assignment Agreement

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Anne Flaig	11/14/18
Anne Flaig	Date

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EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

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EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Everspin Technologies, Inc. (“Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

1.           CONFIDENTIAL INFORMATION PROTECTIONS.

1.1       Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer (the “CEO”) of Company.  I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information.  I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2       Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3       Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with  their work for Company) or use. Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4       No Improper Use of Information of Prior Employers and Others.    I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company.  I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement.  During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.   I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.           INVENTIONS.

2.1       Inventions and Intellectual Property Rights.  As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data,  programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above.  The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

2.2       Prior Inventions.  I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If no Prior Inventions are listed in  Exhibit A, I warrant that there are no Prior Inventions.  I agree that I will not Incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent.  If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, Irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicenses, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3       Assignment of Company Inventions.    Inventions assigned to the Company or to a third party as directed by the Company pursuant to the section titled  “Government or Third Party” are referred to in this Agreement as “Company Inventions.” Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of a Specific Inventions Law (as defined below) and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to (i) any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company and (ii) any and all priority rights corresponding to any patent applications of such Intellectual Property Rights, Including the right to claim priority, provided by any International Convention, including the Paris Convention. To the extent necessary, company accepts all such assignments.

2.4       Specific Inventions Law. I recognize that, in the event of a specifically applicable state law, regulation, rule or public policy (“Specific Inventions Law”), this Agreement will not be deemed to require assignment of any invention which qualifies fully for protection under a Specific Inventions Law by virtue of the fact that any such invention was, for example, developed entirely on my own time without using the company’s equipment, supplies, facilities, or trade secrets and neither related to the company’s actual or anticipated business, research or development, nor resulted from work performed by me for the Company. Examples of Specific Inventions Laws include California Labor Code Section 2870 and the Revised Code of Washington Section 49.44.140.

2.5       Obligation to Keep Company Informed.  While employed with the Company and for one (1) year after my employment ends, I will promptly and fully disclose to the Company in writing (a) all Inventions I author, conceive or reduce to practice, either alone or with others and including any that might be covered under a Specific Inventions Law, and (b) all patent applications I file or in which I am named as an inventor or co-inventor.

2.6       Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7       Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent end attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.8       Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

3.           RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4.           ADDITIONAL ACTIVITIES. I agree that (a) during the term of my employment by Company, I will not, without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company, and (b) for the period of my employment by Company and for one  (1) year thereafter, I will not, either directly or indirectly, solicit or attempt  to solicit  any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5.           RETURN OF COMPANY PROPERTY. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter  any information contained upon my Company computer or Company equipment before I return it to Company. In addition, If I  have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company Information, including but not limited to, Confidential Information,

I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary  copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I  will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6.           NOTIFICATION OF NEW EMPLOYER. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7.           GENERAL PROVISIONS.

7.1       Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of Arizona; without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against the by Company arising from or related to this Agreement.

7.2       Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3       Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and be binding upon my heirs and legal representatives.

7.4       Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5       Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed,  as  evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6       Injunctive Relief.  I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7       Waiver.  Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or  any other provision on any other occasion.

7.8       Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

7.9       Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled ‘‘Confidential Information Protections’’ and ‘‘Inventions” shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Employee Proprietary Information and Inventions Assignment Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE: I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL.		COMPANY: EVERSPIN TECHNOLOGIES, INC. ACCEPTED AND AGREED:

/s/ Annie Flaig		/s/ Jim Everett
(Signature)		(Signature)

By:	/s/ Annie Flaig	By:	/s/ Jim Everett

Title:	SVP, WW Sales	Title:	Director of Human Resources

Date:	5/12/17	Date:	April 26, 2017

Address:	301 Mission ST #10E San Francisco, CA 94105	Address:	1347 N. Alma School Rd. Suite #220 Chandler, AZ 85224

EXHIBIT A

INVENTIONS

1.            Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Section 2.2 of the attached Employee Proprietary Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

☒        None

☐        See immediately below:

2.            Limited Exclusion Notification.

THIS IS TO NOTIFY you in accordance with any applicable Specific Inventions Law that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.          Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.         Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

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